Exhibit 99.1

Cadrenal Therapeutics Reports First-Quarter 2025 Financial
Results and Provides Corporate Update

Leadership appointment strengthens strategic and development capabilities.

FDA Type D Meeting provides additional guidance for advancing the clinical development of tecarfarin

Collaboration Agreement with Abbott (NYSE: ABT) validates the need for new anticoagulation options

PONTE VEDRA, Fla., May 8, 2025 -- Cadrenal Therapeutics, Inc. (Nasdaq: CVKD), a biopharmaceutical company developing therapeutics for patients with cardiovascular disease, today reported its financial results for the first quarter ended March 31, 2025, and provided an update on the strategic focus of the company and clinical development of tecarfarin.

“In the first quarter of 2025, Cadrenal continued to build on the momentum we achieved during 2024,” said Quang X. Pham, Chairman & CEO. “The appointment of James Ferguson, M.D., FACC, FAHA, as our Chief Medical Officer we believe positions us for success in reviewing potential assets to add to our portfolio and designing and executing our clinical program for tecarfarin. The finalized Collaboration Agreement with Abbott validates the critical need in the market for a new anticoagulant for patients with left ventricular assist devices (LVADs). And our meeting with the FDA provided additional guidance in the design of a pivotal trial.”

Highlights from the Quarter Ended March 31, 2025, and Other Recent Events:

Leadership Advances

In February 2025, Cadrenal appointed James J. Ferguson, M.D., FACC, FAHA, as Chief Medical Officer to lead the review of business development opportunities to expand the Company’s pipeline and drive the late-stage clinical development of tecarfarin for conditions requiring chronic anticoagulation therapy.

Regulatory Update

In February 2025, Cadrenal met with the U.S. Food and Drug Administration (FDA) for a Type D meeting. The FDA provided additional guidance on the appropriate design for a Phase 3 tecarfarin trial and welcomed submission of a final study design for review.

Collaboration Agreement with Abbott

In March 2025, we announced a Collaboration Agreement with Abbott (NYSE: ABT) to support our pivotal TECarfarin Anticoagulation and Hemocompatibility with Left Ventricular Assist Devices (TECH-LVAD) trial. Under the agreement, Abbott will share insights from recent HeartMate 3™ clinical trials and will support Cadrenal with trial design, site identification, trial awareness, and HeartMate 3™ expertise.

Operational Milestones

During the quarter, Cadrenal successfully completed the technical transfer and manufacturing of its tecarfarin drug substance (API) from a CDMO site located in Asia to a CDMO site in the United States. This initiative was done to support the company’s clinical and regulatory development strategy for tecarfarin and to improve supply chain security.

Cadrenal also conducted strategic market opportunity research for multiple indications, including patients with left ventricular assist devices. This research indicates that tecarfarin is uniquely positioned to provide clinical value to patients in the rapidly growing LVAD market, which is projected to nearly double by 2032. This research also showed that tecarfarin has the potential to provide clinical benefit in additional high-need cardiovascular, renal, and mechanical heart valve indications, reinforcing tecarfarin’s potential value proposition for patients.

Participation in Key Investor, Medical, and Business Development Conferences

Cadrenal was active during the first quarter in several significant conferences to build corporate visibility and underscore its commitment to advancing innovation in anticoagulation therapy. Investor interactions included participation at the 43rd Annual J.P. Morgan Healthcare Conference in San Francisco, a Company presentation at the BIO CEO and Investor Conference in New York, and, after the close of the quarter, a Company presentation at the Centri Capital Conference at Nasdaq headquarters in New York. Shortly after the quarter’s close, Cadrenal participated in the 18th National Conference on Anticoagulation Therapy in Washington, D.C.

Strategic Development Collaborations

Cadrenal continues to explore opportunities to add to the Company’s clinical pipeline and collaborate with potential development partners to advance the development of tecarfarin for patients with LVADs and for other indications requiring chronic anticoagulation.

First Quarter 2025 Financial Highlights

Research and development expenses for the quarter ended March 31, 2025, were $1.7 million compared to $0.6 million for the same period in 2024. General and administrative expenses for the quarter ended March 31, 2025, were $2.3 million compared to $1.1 million for the same period in 2024. Cadrenal reported a net loss of $3.8 million for the quarter ending March 31, 2025, compared to $1.7 million for the same period in 2024.

On March 31, 2025, Cadrenal had cash and cash equivalents of $7.3 million, compared to $10.0 million as of December 31, 2024. The Company had approximately 1.9 million shares of common stock outstanding as of March 31, 2025.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is a biopharmaceutical company developing therapeutics for patients with cardiovascular disease. Cadrenal’s lead investigational product is tecarfarin, a novel oral vitamin K antagonist anticoagulant that addresses unmet needs in anticoagulation therapy. Tecarfarin is a reversible anticoagulant (blood thinner) designed to prevent heart attacks, strokes, and deaths due to blood clots in patients requiring chronic anticoagulation. Although warfarin is widely used off-label for a number of indications, extensive clinical and real-world data have shown it can have significant serious side effects. With tecarfarin, Cadrenal is advancing an innovative solution to address the unmet needs in anticoagulation therapy, aiming to reduce the clinical complexities of warfarin and capture value in a market with high demand for safer, more manageable treatment options.

Cadrenal is pursuing a pipeline-in-a-product approach with tecarfarin. Tecarfarin received Orphan Drug designation (ODD) for advanced heart failure patients with implanted mechanical circulatory support devices, including Left Ventricular Assisted Devices (LVADs). The Company also received ODD and fast-track status for tecarfarin in end-stage kidney disease and atrial fibrillation (ESKD+AFib).

Cadrenal is opportunistically pursuing business development initiatives with a longer-term focus on creating a pipeline of cardiovascular therapeutics. For more information, visit https://www.cadrenal.com/ and connect with us on LinkedIn.

Safe Harbor

Any statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements regarding the The the appointment of James Ferguson, M.D., FACC, FAHA, as the Company’s Chief Medical Officer positioning the Company for success in reviewing potential assets to add to its portfolio and designing and executing its clinical program for tecarfarin; the finalized Collaboration Agreement with Abbott validating the critical need in the market for a new anticoagulant for patients with left ventricular assist devices (LVADs); Abbott sharing insights from recent HeartMate 3™ clinical trials and supporting Cadrenal with trial design, site identification, trial awareness, and HeartMate 3™ expertise; the LVAD market projected to nearly double by 2032; and tecarfarin having the potential to provide clinical benefit in additional high-need cardiovascular, renal, and mechanical heart valve indications, reinforcing tecarfarin’s potential value proposition for patients Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability to utilize Abbott’s expertise to advance tecarfarin, the ability to successfully collaborate with Abbott, the initiation of the pivotal clinical trial for tecarfarin in LVAD patients by Cadrenal; for tecarfarin to provide clinical benefit in additional high-need cardiovascular, renal, and mechanical heart valve indications, reinforcing tecarfarin’s potential value proposition for patients; the ability of Cadrenal to build a pipeline of specialized cardiovascular therapeutics and other assets and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s subsequent filings with the Securities and Exchange Commission, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables to Follow)

CADRENAL THERAPEUTICS, INC.

BALANCE SHEETS

	March 31,
	2025	December 31,
	(unaudited)	2024
Assets:
Current assets:
Cash and cash equivalents	$7,336,072	$10,017,942
Interest receivable	24,664	38,153
Prepaid expenses and other current assets	575,605	42,257
Deferred offering costs	8,451	14,445
Total current assets	7,944,792	10,112,797
Property, plant and equipment, net	4,678	6,944
Other assets	3,792	3,792
Total assets	$7,953,262	$10,123,533
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$1,278,402	$1,502,468
Accrued liabilities	561,764	1,181,490
Total current liabilities	1,840,166	2,683,958
Total liabilities	1,840,166	2,683,958
Stockholders’ equity:
Preferred stock, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding at March 31, 2025 and December 31, 2024	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized, 1,909,732 shares issued and outstanding as of March 31, 2025; 1,782,486 shares issued and outstanding as of December 31, 2024	1,909	1,782
Additional paid-in capital	35,679,350	33,160,576
Accumulated deficit	(29,568,163)	(25,722,783)
Total stockholders’ equity	6,113,096	7,439,575
Total liabilities and stockholders’ equity	$7,953,262	$10,123,533

CADRENAL THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2025	2024
Operating expenses:
General and administrative expenses	$2,254,577	$1,125,993
Research and development expenses	1,667,882	629,025
Depreciation expense	5,517	597
Total operating expenses	3,927,976	1,755,615
Loss from operations	(3,927,976)	(1,755,615)
Other income
Interest and dividend income	82,596	92,327
Total other income	82,596	92,327
Net loss and comprehensive loss	$(3,845,380)	$(1,663,288)

Net loss per common share, basic and diluted (1)	$(2.09)	$(1.56)
Weighted average number of common shares used in computing net loss per common share, basic and diluted (1)	1,844,072	1,067,231

(1)	All share and per share information has been retroactively adjusted to reflect the 1-for-15 reverse stock split effected on August 20, 2024.

CONTACTS:

Corporate and Investor Relations
Paul Sagan
LaVoieHealthScience
(617) 865-0041
psagan@lavoiehealthscience.com

Media
Andrew Korda
LaVoieHealthScience
(617) 865-0043
akorda@lavoiehealthscience.com

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